Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS 17% INCREASE
IN FISCAL 2006 EARNINGS TO $0.62 PER SHARE
Fiscal 2006 Earnings Rise to All Time High on 18% Increase in Production
DENVER, COLORADO, January 11, 2007—CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial results for the year ended October 31, 2006. Per share data has been adjusted to reflect the 3-for-2 stock split that occurred on October 12, 2005.
Record production propelled fiscal 2006 net income to an all time high. For the year, net income rose 17% to $5,880,000 compared to net income of $5,022,000 last year. On a per diluted share basis, net income was $.62 compared to $.54 last year. Revenue rose 24% to a record $16,491,000 compared to $13,289,000 last year. Cash flow from operating activities jumped 47% to $12,973,000.
Fourth quarter production increased 23% over last year. However, a 28% decline in natural gas prices together with substantial costs related to first year implementation of Sarbanes-Oxley regulations offset the production increase and caused fourth quarter 2006 net income to decline 10% compared to last year. For the quarter, net income was $1,507,000 compared to $1,677,000 last year. On a per diluted share basis, net income was $.16 compared to $.18 last year. Fourth quarter revenue fell 2% to $4,236,000 compared to $4,303,000 last year. Cash flow from operating activities rose 4% to $3,624,000.
James T. Huffman, President, said, “For the sixth consecutive year, we have established new records in virtually every operational and financial category, highlighted by a 22% return on equity in 2006 without using leverage. This year marks the sixth consecutive year of record production and the thirteenth consecutive year for record reserve quantities.” Huffman further stated, “CREDO’s performance in 2006 extends a long record of exceptional achievement. This year, Forbes magazine again ranked CREDO as one of its 200 Best Small Companies and Fortune Small Business magazine again ranked the company as one of America’s 100 fastest growing small companies.”
PRODUCTION VOLUMES SET SIXTH CONSECUTIVE ANNUAL RECORD
Successful drilling in 2006 boosted production 18% to a new record. Fiscal 2006 production was 2.42 Bcfe (billion cubic feet of gas equivalent) compared to 2.05 Bcfe last year. Natural gas production rose 19% to a record 2.18 Bcf compared to 1.83 Bcf last year. Oil production rose 11% to 41,000 barrels compared to 37,000 barrels last year. Natural gas accounted for 90% of the company’s total 2006 production.

Fourth quarter production rose 23%, also a new record. Production was 706 MMcfe (million cubic feet of gas equivalent) compared to 575 MMcfe last year. Natural gas production rose 25% to 648 MMcf and oil production increased to 9,600 barrels compared to 9,300 barrels last year.
CAPITAL SPENDING INCREASED TO A NEW RECORD
RESERVES SET THIRTEENTH CONSECUTIVE ANNUAL RECORD
Capital spending for fiscal 2006 increased 70% to a record $11,076,000. This level of capital spending enabled the company to increase its production to take advantage of excellent product prices, while simultaneously setting the stage for significant production and reserve growth through new projects. Capital spending included $2,598,000 on new projects in Texas and Kansas which are in their initial stages.
For fiscal 2006, the company added 3.13 Bcfe of new reserves, replacing 129% of its 2006 production. Reserves rose 4% to 18.54 Bcfe, the thirteenth consecutive annual record. Approximately 87% of the company’s total proved reserves are classified as proved developed. The company includes proved undeveloped reserves for a limited number of its offset drilling locations. Natural gas accounted for 86% of reserve volume.
The undiscounted value of reserves was $84,861,000 at year end, and the discounted value (at 10%) was $52,328,000. Average fiscal year end wellhead prices used to calculate reserves were $6.32 per Mcf (thousand cubic feet of gas) and $53.69 per barrel.
PRODUCT PRICES STABLE COMPARED TO LAST YEAR
Net wellhead natural gas prices for fiscal 2006 fell 5% to $6.23 per Mcf compared to $6.55 last year. Hedging transactions reduced wellhead prices $.12 per Mcf compared to $.39 per Mcf last year. As a result, total natural gas price realizations fell slightly to $6.11 per Mcf compared to $6.16 last year. Wellhead oil prices rose 20% to $61.14 per barrel compared to $50.90 last year. There were no oil hedging transactions.
For the fourth quarter, net wellhead natural gas prices fell 35% to $5.29 per Mcf compared to $8.14 last year. There were no hedging transactions in the fourth quarter of 2006, but such transactions reduced wellhead prices by $.84 per Mcf last year. As a result, total natural gas price realizations fell 28% to $5.29 per Mcf compared to $7.30 last year. Wellhead oil prices fell 4% to $59.27 per barrel compared to $61.48 last year.

The following table sets forth the company’s current open hedge positions.

		Average Price
Month	Mbtu Per Month	NYMEX Basis
February 2007	150,000	$9.35
March 2007	140,000	$9.30
April 2007	140,000	$8.17
May 2007	130,000	$7.75
June 2007	130,000	$7.78
July 2007	120,000	$7.81
Volumes currently hedged range from 50% to 75% of estimated gas production volumes for the months shown. Hedge positions for the months of November 2006 through January 2007 were closed subsequent to fiscal 2006 year end resulting in a realized gain of $438,000. Hedges include contracts indexed to the NYMEX and to Panhandle Eastern Pipeline Company for Texas, Oklahoma mainline. For comparative purposes, hedges indexed to Panhandle Eastern Pipeline Company are expressed on a NYMEX basis. For hedges indexed to Panhandle Eastern Pipeline Company, the individual month price (basis) differentials between the NYMEX and Panhandle Eastern Pipeline Company range from minus $1.46 in the winter months to minus $0.90 in the spring months.
STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
A SOLID FOUNDATION FOR GROWTH
At October 31, 2006, working capital was $10,073,000, a 31% increase over last year. Total assets were $47,759,000 including cash and short-term investments of $10,201,000. Stockholders’ equity was a record $34,767,000. The company’s only long-term debt is $233,000 related to an exclusive license obligation.
* * * * *

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions, as well as Texas, Kansas and Louisiana. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
For fiscal 2006, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $5,880,000, DD&A of $3,642,000, deferred income taxes of $2,061,000 and other of $167,000. For 2005, such cash flow consists of net income of $5,022,000, DD&A of $2,402,000 and deferred income taxes of $1,373,000.
For the fourth quarter of fiscal 2006, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $1,507,000, DD&A of $1,074,000 deferred income taxes of $652,000, and other of $100,000. For the fourth quarter of 2005, such cash flow consists of net income of $1,677,000, DD&A of $792,000, deferred income taxes of $123,000 and other of negative $86,000.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.
(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Year Ended	Year Ended
	October 31,	October 31,
Condensed Operating Information	2006	2005

Revenue:
Oil and Gas Sales	$15,837,000	$13,143,000
Investment Income and Other	654,000	146,000

	16,491,000	13,289,000

Expenses:
Oil and Gas Production	3,407,000	2,759,000
Depreciation, Depletion and Amortization	3,642,000	2,402,000
General and Administrative	1,291,000	1,117,000
Interest	42,000	37,000

	8,382,000	6,315,000

Income Before Income Taxes	8,109,000	6,974,000

Income Taxes	(2,229,000)	(1,952,000)

Net Income	$5,880,000	$5,022,000

Basic Income Per Share	$.64	$.55

Diluted Income Per Share	$.62	$.54

Condensed Balance Sheet Information	October 31, 2006	October 31, 2005

Cash and Short-Term Investments	$10,201,000	$7,430,000
Other Current Assets	3,708,000	4,024,000
Oil and Gas Properties, Net	32,092,000	24,551,000
Exclusive License Agreement, Net	268,000	338,000
Other Assets	1,490,000	1,501,000

	$47,759,000	$37,844,000

Current Liabilities	$3,836,000	$3,757,000
Deferred Income Taxes	8,039,000	5,978,000
Exclusive License Agreement Obligation	163,000	233,000
Asset Retirement Obligations	954,000	929,000
Stockholders’ Equity	34,767,000	26,947,000

	$47,759,000	$37,844,000